Exhibit 10.91

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of the 31 day of December, 2008, by and between Worldwide Wynn, LLC (“Employer”) and Linda C. Chen (“Employee”). Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

RECITALS

WHEREAS, Employer and Employee have entered into that certain Employment Agreement, dated as of October 27, 2006 (the “Agreement”); and

WHEREAS, Employer is willing and Employee desires to modify certain terms and conditions to the Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Amendment, the parties hereto agree as follows:

1. Termination of Affiliate Positions. Concurrent with Employee’s resignation from Employer or upon expiration or termination of the Agreement, Employee agrees to resign, and shall be deemed to have resigned, all other positions and Board of Director memberships that Employee may have held immediately prior to Employee’s resignation from Employer or expiration or termination of the Agreement.

2 Definition of Separation Payment. Section 1(j) of the Agreement is hereby deleted and replaced in its entirety as follows:

“Separation Payment”—means a lump sum equal to (A) Employee’s Base Salary (as defined in Subparagraph 7(a) of this Agreement) for the remainder of the Term, but not less than one (1) year of Base Salary, plus (B) the bonus that was paid to Employee under Subparagraph 7(b) for the preceding bonus period, projected over the remainder of the Term (but not less than the preceding bonus that was paid), plus (C) any accrued but unpaid vacation pay, plus (D) any Gross-Up Payment required by Exhibit 1 to this Agreement, which is incorporated herein by reference.

3. Section 409A Provision. Notwithstanding any provision of the Agreement to the contrary, if, at the time of Employee’s termination of employment with the Employer, he or she is a “specified employee” as defined in Section 409A of the Internal Revenue Code (the “Code”), and one or more of the payments or benefits received or to be received by Employee pursuant to the Agreement would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under the Agreement until the earlier of: (a) the date that is six (6) months following Employee’s termination of employment with the Employer or (b) the Employee’s death. The provisions of this Section shall only apply to the extent required to avoid Employee’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of the Agreement would cause Employee to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Employer may reform such provision to maintain the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

4. Other Provisions of Agreement. The parties acknowledge that the Agreement is being modified only as stated herein, and agree that nothing else in the Agreement shall be affected by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

WORLDWIDE WYNN , LLC		EMPLOYEE

By:	/s/ Marc D. Schorr	/s/ Linda C. Chen
	Marc D. Schorr President	Linda C. Chen